UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES AND EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): February 24, 2009
DEMANDTEC, INC.
(Exact name of registrant as specified in charter)

Delaware	001-33634	94-3344761
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
One Circle Star Way, Suite 200
San Carlos, California 94070
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (650) 226-4600
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.
     On February 24, 2009, DemandTec, Inc. (“DemandTec”) completed its previously announced acquisition of Connect3 Systems, Inc., a California corporation (“Connect3”) pursuant to an Agreement and Plan of Merger, dated January 26, 2009 (the “Merger Agreement”) that DemandTec entered into with Connect3, Marshall Merger Corp., a newly formed and wholly-owned California subsidiary of DemandTec (“Merger Sub”), Dale C. Byrne, an individual (“Principal Shareholder”), and Dale C. Byrne, a shareholder of Connect3, as shareholders’ representative.
     As a result of the Merger, DemandTec acquired all of the outstanding equity interests of Connect3, a privately-held company, for approximately $13.45 million in cash.
     Pursuant to the Merger Agreement, $2,000,000 of the cash consideration otherwise payable at closing will be withheld by DemandTec to secure potential indemnification obligations of Connect3 shareholders. $1,000,000 of this holdback amount, to the extent not used to satisfy the indemnity obligations, will be released after six months, and the remaining $1,000,000, to the extent not used to satisfy the indemnity obligations, will be released after sixteen months.
     The foregoing description of the transaction does not purport to be complete and is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is filed as Exhibit 2.1 to this current report on Form 8-K and the information contained therein is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.
2.1
Agreement and Plan of Merger, dated January 26, 2009, by and among DemandTec, Inc., Connect3 Systems, Inc., Marshall Merger Corp., Dale C. Byrne, an individual and Dale C. Byrne, as Shareholders’ Representative.*

*	Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. DemandTec hereby undertakes to furnish supplementally copies of any of the omitted schedules and exhibits upon request by the Securities and Exchange Commission.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE: February 27, 2009	DEMANDTEC, INC.
	By:	/s/ Michael J. McAdam
Name: Michael J. McAdam
Title: General Counsel and Secretary